EXHIBIT 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-4 of our reports dated February 28, 2008, relating to (1) the consolidated financial statements and financial statement schedules of Reinsurance Group of America, Incorporated (which report expresses an unqualified opinion and includes an explanatory paragraph regarding changes in accounting for income taxes and defined benefit pension and other postretirement plans as required by accounting guidance which was adopted on January 1, 2007 and December 31, 2006, respectively) and (2) the effectiveness of Reinsurance Group of America, Incorporated’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Reinsurance Group of America, Incorporated for the year ended December 31, 2007, which is incorporated by reference, and to the reference to us under the heading “Experts” in the Prospectuses, which are part of this Registration Statement.
/s/ Deloitte & Touche LLP
St. Louis, Missouri
June 2, 2008